Exhibit 10.47

Tessera Global Services, Inc.

Consulting Agreement

Farzan “Bob” Roohparvar

[redacted]

Date: December 11, 2012

Dear Bob:

1.       Tessera Global Services, Inc. (hereinafter “Tessera” or the “Company”), a Delaware corporation, having a principal place of business at 3025 Orchard Parkway, San Jose, California 95134, wishes to obtain your services as an independent consultant/contractor (hereinafter “Consultant”, “you” or “your”) and you are willing to provide up to five (5) hours per month of advice regarding matters that were formerly within the scope of your responsibilities as President of Tessera’s affiliate, Digital Optics Corporation (the “Consulting Services”). Upon reasonable notice, the Company may request you provide Consulting Services, in person or via telephonic or other communication, and you will provide such Consulting Services; provided, however, that you shall not be required to provide Consulting Services at the Company’s business premises and Consulting Services shall be scheduled so as to not unreasonably interfere with your other business commitments. This letter shall constitute an agreement (the “Agreement”) between you and the Company, and contains all the terms and conditions relating to the services that you provide.

2.       This Agreement shall terminate effective December 31, 2013 (the “Term”), unless you choose to terminate this Agreement earlier, or the Company terminates it for breach of the Settlement Agreement executed as of December 11, 2012 (the “Settlement Agreement”).

3.       As consideration for your availability for and provision, if requested, of consulting services, you will be paid up to $60,000, payable as set forth in, and subject to the provisions of, the Settlement Agreement. You will not be eligible for any employee benefits, other than as elected and paid for by you pursuant to COBRA.

4.       You shall have no authority to enter into contracts which bind the Company or create obligations on the part of the Company. No services shall be performed on the Company’s premises, unless specifically requested by the Company’s Chief Executive Officer and agreed to by you. You and the Company acknowledge that your services will be provided only upon request by the Company and that no continuing relationship is created by this Agreement.

5.       The Company has selected you to provide consulting services based upon your experience and expertise and, accordingly, will not provide you with training or detailed instructions on all aspects of performing such services.

6.       You confirm that you are doing business as an independent Consultant. In addition, you hereby represent and confirm that you will carry your own worker compensation insurance and other liability insurance coverages, as needed, and that the Company is not responsible for such liability and insurance. As an independent Consultant, you will have all the necessary expertise of your own to fulfill your obligations under this Agreement.

7.       You shall keep in confidence and shall not disclose or make available to third parties or make any use of any information or documents relating to your services under this Agreement or to the products, methods of manufacture, trade secrets, processes, business practices, vendor or customer lists, or confidential or proprietary information of the Company (other than information already in the public domain), except with the prior written consent of the Company. You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. You agree that you owe the Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in connection with your work under this Agreement and consistent with the Company’s agreement with such third party. Upon termination of this Agreement you will return to the Company all documents, or other materials related to the services provided hereunder or furnished to you by the Company. Your obligations under this Section 7 shall survive termination of this Agreement.

8.       You shall promptly disclose and hereby transfer and assign to the Company all right, title and interest to all techniques, methods, processes, formulae, improvements, inventions and discoveries (collectively, the “Inventions”) made or conceived or reduced to practice by you, solely or jointly with others, in the course of providing services hereunder or with the use of materials or facilities of the Company during the period of this Agreement or which relate to the Company’s business or its actual or demonstrably anticipated research or development (except as otherwise provided below) and agree that the Inventions are the sole property of the Company. When requested by the Company you will make available to the Company all notes, drawings, data and other information relating to the Inventions. You will promptly sign any document (including U.S. and Foreign Patent Assignments) requested by the Company related to the above assignment of the Inventions. Any Inventions that constitute copyrightable subject matter shall be considered “works made for hire” as that term is defined in the United States Copyright Act. You agree to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the above any copyrights, patents, mask work rights or other intellectual property rights relating to the Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to the Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. You agree that if the Company is unable because of your unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure your signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering any Inventions assigned to the Company above, then you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney in fact, to act for and in your behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by you. This Agreement does not apply to Inventions which were made prior to the date of this Agreement.

9.       You agree that if in the course of your work under this Agreement you incorporate into any invention, improvement, development, concept, discovery or other proprietary information owned by you or in which you have an interest, the Company is hereby granted and shall have a nonexclusive, sublicensable, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection therewith.

10.       Any amendment to this Agreement must be in writing signed by you and the Company.

11.       All notices, requests or other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, if to you at the address set forth above and if to the Company at the principal office shown above, or to such other addresses as either party shall specify to the other.

12.       The validity, performance and construction of this Agreement shall be governed by the laws of the State of California. Any action to enforce this Agreement shall be brought in the California Superior Court for the County of Santa Clara.

13.       This Agreement is the entire agreement of the parties and supersedes any prior agreements, whether verbal or written, whether express or implied, between them with respect to the subject matter hereof.

14.       This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Fascimile and pdf signatures shall have and be given the same force and effect as original signatures.

If this Agreement is satisfactory and acceptable to you, please execute and return one copy to us, retaining the second copy for your file.

Yours very truly,

COMPANY		AGREED AND ACCEPTED:

By:	/s/ Robert A. Young	/s/ Farzan Bob Roohparvar
Signature

Title:	President and CEO	Farzan Bob Roohparvar
Print Name